EXHIBIT 99.30

AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF
BRANDON LIMITED PARTNERSHIP NO. 1

This Amendment is made as of the 3lst day of December 2001, by and among Rodney Cyril Sacks and Hilton Hiller Schlosberg, as the General Partners, and those persons set forth on the signature page hereof as Limited Partners, as hereafter defined, to that certain Amended and Restated Agreement of Limited Partnership of Brandon Limited Partnership No. 1 dated as of November 8, 1990 among the General Partners and the Limited Partners (the “Partnership Agreement”) as read with those Amendments to the Agreement of Limited Partnership of Brandon Limited Partnership No. 1 made as of the 31st day of December 1993, as of the 31st day of December 1995 and as of 31st day of December 1997 (the “Three Amendments”). All capitalized terms used in this Amendment shall, unless otherwise defined herein, have the same meanings as set forth in the Partnership Agreement.

In consideration of the mutual agreements made herein, the Partners hereby agree as follows:

1.                                     Section 2.6 of the Partnership Agreement is hereby amended in its entirety to read as follows:

“2.6. Duration. The Partnership shall terminate and dissolve on January 1, 2010 unless sooner terminated upon the vote of a Majority in Interest of the Limited Partners upon not less than 60 days written notice to the Partnership; provided, however, that at any time on or after January 1, 1998 any Limited Partner shall have the right to withdraw from the Partnership upon not less than 60 days written notice to the Partnership and to receive a distribution of Partnership assets equivalent to the distribution any such Limited Partner would be entitled to receive on the liquidation of the Partnership pursuant to Article X in full satisfaction of such Limited Partner’s interest in the Partnership and right, if any, to claim repayment of all or any portion of his Capital Contribution.”

2.                                     Section 10.1(b) of the Partnership Agreement is hereby amended in its entirety to read as follows:

“(b) If the Partnership is not dissolved and liquidated pursuant to subparagraph (a) above on or before December 31, 2009 or pursuant to Section 2.6 above, then the Partnership shall be automatically dissolved on January 1, 2010.”

3.                                     All other terms of the Partnership Agreement, as amended by the Three Amendments, shall remain in full force and effect.

4.                                     Each Limited Partner hereby makes, constitutes and appoints any and all of the General Partners, with full power of substitution, to be his true and lawful attorneys, for him and in his name, place and stead and for his use and benefit, to sign, swear to, acknowledge, file and record this Amendment and a Declaration relating hereto under the laws of the Cayman Islands or the laws of any other jurisdiction in which such a certificate is required to be filed or which the General Partners determine such a filing to be advisable.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNERS

/s/ Rodney Cyril Sacks	/s/ Hilton Hiller Schlosberg
Rodney Cyril Sacks	Hilton Hiller Schlosberg

LIMITED PARTNERS

The Sacks Irrevocable Trust established September 14, 1992	Serial Limited
	By:	/s/ R. Lowe
	Name:	GCI Management Limited
Per Trustee, Leslie Joel Sacks	Title: Sole director

Rodney Sacks Family Limited	MMC Investments Limited
Partnership established
November 13, 2001	By:	/s/ S.L. Screech
	Name:	S.L. Screech
/s/ Rodney Cyril Sacks	Title:	Director
Per Trustee, Rodney C. Sacks, Trustee
of the Rodney C. Sacks Trust, established	Radcliffes Trustee Company S.A. as
November 28, 2000	Trustees of the Grandee Trust

	By:	/s/ Segerman/R. Crook
/s/ Hilton Hiller Schlosberg	Name	Segerman/R. Crook
Hilton Hiller Schlosberg	Title:

JHM Securities Limited

	By:	S.L. Screech
/s/ Hilton Hiller Schlosberg for	Name:	S.L. Screech
Marc Adam Schlosberg	Title:	Director

/s/ Hilton Hiller Schlosberg for
Carly Jenna Schlosberg